AMENDMENT TO

THIRD AMENDED AND RESTATED DISTRIBUTION AGREEMENT

THIS AMENDMENT is entered into as of July 1, 2022 by and among AMG Distributors, Inc. (“AMGD”), a Delaware corporation, Pantheon Ventures (US) LP (“Affiliate”), a Delaware limited partnership that is an affiliate of AMGD, and AMG Pantheon Fund, LLC, a Delaware limited liability company (the “Fund”) (the “Amendment”).

WHEREAS, AMGD, Affiliate and the Fund entered into a Third Amended and Restated Distribution Agreement effective as of April 1, 2018 (as amended from time to time, the “Agreement”); and

WHEREAS, AMGD, Affiliate and the Fund desire to amend the agreement.

NOW, THEREFORE, in consideration of the mutual promises and intending to be legally bound, the parties hereby agree as follows:

1. Schedule A to the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

2. Terms defined in the Agreement and not otherwise defined herein shall retain their meanings as defined in the Agreement.

3. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date listed above.

AMG DISTRIBUTORS, INC.		PANTHEON VENTURES (US) LP

By:	/s/ Keitha L. Kinne	By:	/s/ Kara Zanger
Name:	Keitha L. Kinne	Name:	Kara Zanger
Title:	President	Title:	Managing Director

AMG PANTHEON FUND, LLC

By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne
Title:	President and Chief Executive Officer

SCHEDULE A

Third Amended and Restated Distribution Agreement

Fees and Expenses

For the services provided by AMGD under this Agreement, Affiliate will pay AMGD a commission on any sales of the Fund’s Units at such rate(s) as may be agreed upon by AMGD and Affiliate from time to time.

Extraordinary expenses incurred by AMGD or its parent company, AMG Funds LLC, with respect to the services provided under this Agreement will also be charged through to Affiliate, at cost and payable as set forth in Section 2(a)(i) of the Agreement, with AMGD providing prompt notice of the incurrence of such expenses to Affiliate, subject to the prior written consent of Affiliate.

Invoices issued by AMGD to Affiliate under this Agreement will be payable within 30 days of receipt.